CERTIFICATE



         The undersigned, Secretary of Alpha Analytics Investment Trust, hereby certifies that the following resolution was duly adopted by a majority of the Board of Trustees at a meeting held on November 23, 1998, and is in full force and effect:
                  "WHEREAS, Alpha Analytics Investment Trust, a business trust organized under the laws of the State of Ohio (hereinafter referred to as the "Trust"), periodically files amendments to its Registration Statement with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, as amended;

                  NOW, THEREFORE, the undersigned hereby constitutes and appoints JAMES R. CUMMINS and DONALD S. MENDELSOHN, and each of them, its attorneys for it and in its name, place and stead, to execute and file any Amendment or Amendments to the Trust's Registration Statement, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as it might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof."




Dated:  November 23, 1998                      /S/JACK P. MCNALLY
                                                  ----------------
                                                Jack P. McNally, Secretary
                                                Alpha Analytics Investment Trust


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